Salona Global Medical Device Corporation Releases Audited Fiscal Year-end Financials; Highlights Significant Revenue, Gross Profit Growth and Vertical Integration From Acquisitions;

Announces Timing and Details for the Year-end Call and 10-K Filing

San Diego, California - June 1, 2022 - Salona Global Medical Device Corporation ("SGMD", "Salona Global" or the "Company") (TSXV:SGMD), an acquisition focused and vertically integrated medical device company serving the global injury and surgery recovery (known as recovery science) market, announced today it released audited financial statements and highlighted progress made during its fiscal year ended February 28, 2022.

The Company is also pleased to announce that it will be hosting a call by Chairman and interim CEO Les Cross on the one-year anniversary of listing: June 9th, 2022, at 5pm (eastern time).

Fiscal Year Highlights:

(March 1, 2021, to February 28, 2022)

Salona Global Medical Device Corporation was listed (post change of business transaction) on the TSX-V on June 9, 2021, under the ticker SGMD. Since the listing in June, Salona Global has achieved several strategic and financial milestones:

Revenues and Profits:

  Built revenues from $3,973,773 in the first reported quarter (ending August 30, 2021) to $8,461,354 (ending February 28, 2022) or an increase of 113% since listing
  Built gross profits from $1,204,171 in the first reported quarter (ending August 30, 2022) to $2,888,285 (ending February 28, 2022) or an increase of 140% since listing.
  Cash Balance (end of fiscal-year) of $8,057,100

SGMD 2021 (June-Dec):

  June: Listed with $5.55M in concurrent financing and the initial acquisition of South Dakota Partners Inc. ("SDP"), a low-cost, FDA-approved robotics production facility for recovery science medical devices.
  July: Expanded revenue with its first European sales order from a customer in Spain.
  September: Acquired Simbex, LLC ("Simbex"), an innovation-based company generating revenues and profits which becomes the basis for SGMD's product development strategy.
  November: Added Group Purchasing Organization ("GPO") sales channel acquisition, adding an important sales channel for SDP and Simbex products.

SGMD 2022 (Jan-May):

  January: Bought deal financing $4.26M led by Beacon Securities Limited, with Canaccord Genuity Corp. and Leede Jones Gable Inc.
  February: Acquired Mio-Guard LLC ("Mio-Guard"), a sales leader in the professional and academic athletic and training market.
  March: SDP instituted price increases from 11%-27% on a majority of products
  April: Acquired IP and expanded Mio-Guard product line with premium electrode products; Hires ex-DJO sales leader.
  May: Executed K-laser distribution agreement adding a new line of high margin IP protected products to the sales mix.

SGMD Summary:

Building a vertically integrated medical device company while increasing revenues and gross profits every quarter:

  Operating an FDA-approved production facility.

  Revenue-generating IP-driven R&D group with products on the market.
  Acquired multiple growing sales channels with the GPO sales channel and Mio-Guard acquisitions.
  Completed several key hires - including proven sales leader and CFO with Canadian market experience.
  Negotiating with targets in a deep pipeline of potential acquisitions, IP in-licensing opportunities and distribution deals.

Management executed on a multipronged growth plan:

1. Four (4) acquisitions

2. Large product IP acquisition

3. Distribution agreement executed

4. Five (5) products under development

5. Internal sales team recruited

SGMD as a platform for growth in the year ahead:

  Proven track record of organic revenue growth with pricing power in the market.
  Proven track record of multiple acquisitions and successful integration.
  Operational cash flow used to fund product development and transactions.
  Seasoned team of executives with a successful track record and decades of experience in the industry.
  Deep pipeline of acquisition targets, product IP and distribution deals.
  Products under development expected to reach the market during the current fiscal year, providing more opportunity for organic growth.

"It has been a great year of performance for us" said Les Cross, Chairman of Salona Global. "In just the past year we have accomplished our goal of creating a world-class, vertically integrated medical device company serving the recovery science market. We have built revenues and gross profits over this short time as well. I expect to find additional opportunities as we continue to operate and grow in the recovery science market."

"Most notably, we have attracted a team of seasoned professionals, many of whom I have worked with or managed as the former CEO of DJO Global. We have been working in this market together for decades in some cases and we see the opportunity to recreate our past success with a leading global company in our market. We are well placed to continue our rapid revenue and gross profit growth in the current fiscal year and beyond."

On Thursday, June 9, 2022, at 5:00pm (ET), Chairman Les Cross will hold a call (see details below) to discuss the results, including details on progress throughout the year as well as current deal flow, product development updates and future growth plans.

Fiscal Year End February 28, 2022, Earnings Call Dial In: +1 (866) 518-6930

Passcode: SALONA

The financial statements for the 12 months ended February 28, 2022, and February 29, 2021, and related management discussion and analysis (in the form of an annual report on Form 10-K) were filed on SEDAR and with the United States Securities and Exchange Commission (the "SEC") on Tuesday, May 31, 2022, after market close.

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For more information please contact:

Les Cross
Chairman of the Board and Interim Chief Executive Officer
Tel: 1 (800) 760-6826
Email: Info@Salonaglobal.com

Additional Information

There can be no assurance that any acquisition (including with the targets Salona is currently negotiating with in its pipeline) will be completed or the timing of any acquisitions. Completion of any transaction will be subject to applicable director, shareholder and regulatory approvals.

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy or accuracy of this release.

Unless otherwise specified, all dollar amounts in this press release are expressed in Canadian dollars.

Certain statements contained in this press release constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. These statements can be identified by the use of forward-looking terminology such as "expects" "believes", "estimates", "may", "would", "could", "should", "potential", "will", "seek", "intend", "plan", and "anticipate", and similar expressions as they relate to the Company, including: the Company closing additional acquisitions and the Company expecting to find additional opportunities as it continues to operate and grow in the recovery science market. All statements other than statements of historical fact may be forward-looking information. Such statements reflect the Company's current views and intentions with respect to future events, and current information available to the Company, and are subject to certain risks, uncertainties and assumptions. Salona cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include but are not limited to the general business and economic conditions in the regions in which Salona operates; the ability of Salona to execute on key priorities, including the successful completion of acquisitions, business retention, and strategic plans and to attract, develop and retain key executives; difficulty integrating newly acquired businesses; the ability to implement business strategies and pursue business opportunities; disruptions in or attacks (including cyber-attacks) on Salona's information technology, internet, network access or other voice or data communications systems or services; the evolution of various types of fraud or other criminal behavior to which Salona is exposed; the failure of third parties to comply with their obligations to Salona or its affiliates; the impact of new and changes to, or application of, current laws and regulations; granting of permits and licenses in a highly regulated business; the overall difficult litigation environment, including in the United States; increased competition; changes in foreign currency rates; increased funding costs and market volatility due to market illiquidity and competition for funding; the availability of funds and resources to pursue operations; critical accounting estimates and changes to accounting standards, policies, and methods used by Salona; the occurrence of natural and unnatural catastrophic events and claims resulting from such events; and risks related to COVID-19 including various recommendations, orders and measures of governmental authorities to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing, disruptions to markets, economic activity, financing, supply chains and sales channels, and a deterioration of general economic conditions including a possible national or global recession; as well as those risk factors discussed or referred to in Salona's disclosure documents filed with United States Securities and Exchange Commission and available at www.sec.gov, and with the securities regulatory authorities in certain provinces of Canada and available at www.sedar.com. Should any factor affect Salona in an unexpected manner, or should assumptions underlying the forward-looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking information is expressly qualified in its entirety by this cautionary statement. Moreover, Salona does not assume responsibility for the accuracy or completeness of such forward-looking information. The forward-looking information included in the investor call is made as of the date of the investor call and Salona undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.